Exhibit 4.63

Summary of the Settlement Agreement, entered into on October 27, 2025, in connection with Fazenda Rio do Meio

Parties: Agrifirma Bahia Agropecuária Ltda., as landowner, F. F. C., A. A. M. C., LF P. B. Ltda., BrasilAgro – Companhia Brasileira de Propriedades Agrícolas S.A. (“BrasilAgro”), I. C. Ltda. and A. A. Ltda. (the “Parties”).

Purpose: Subject to the satisfaction of the condition precedent, the purpose of the agreement is to establish the obligations and terms for the settlement of the existing disputes between the Parties, which will involve, subject to the terms and conditions thereof: (i) the formalization of the termination of the purchase and sale agreement; (ii) the granting by Agrifirma to C. of a purchase option; (iii) the execution of new lease agreements; (iv) the payment of the CPR barter; (v) C.’s waiver of any statements and petitions that conflict with the terms of the agreement, through the filing of a formal withdrawal in the judicial reorganization proceedings, as well as the execution of new agreements with B. and A. for the settlement of the respective outstanding amounts related to such transactions; and (vi) C.’s acknowledgment that the claims held by A. are not subject to the judicial reorganization, pursuant to the Brazilian Bankruptcy Law.